Filed in the Office of	Business Number E0523602013-3
Barbara K. Cegavske	Filing Number 20222325913
Secretary of State State Of Nevada	Filed On 05/17/2022 10:15:27 AM
	Number of Pages 7

CERTIFICATE OF DESIGNATIONS OF NUGENE IN[illegible]
ESTABLISHING THE DESIGNATIONS,
PREFERENCES, LIMITATIONS AND RIGHTS OF SERIES D CONVERTIBLE PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statutes, NuGene International, Inc. (The "**Company**"), a corporation organized and existing under the Nevada Revised Statutes ("NRS"),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the company, and pursuant to Section 78.1955 of the NRS, the Board of Directors of the Company (the "**Directors**"), by resolution adopted by majority vote on May 15, 2022, duly adopted a resolution providing for the designation of a series of One Million (1,000,000) shares of a series of Series D Convertible Preferred Stock, which reads as follows,

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the corporations Articles of Incorporation of the Company (the "Articles"), the Board of Directors hereby creates a series of preferred stock that shall have a par value equal to .01 per share of the Company, and is hereby is, established; and

FURTHER RESOLVED, that the series of preferred stock of the be, and it hereby is, given the distinctive designation of "**Series D Convertible Preferred Stock**" (the "Series D Convertible Preferred Stock"), and;

FURTHER RESOLVED, that the series of preferred stock of the Company shall consist of One Million (1,000,000) shares, and;

FURTHER RESOLVED, that the Series D Convertible Preferred Stock shall have the following powers, designations, preferences and relative, participating, optional and other rights, qualifications, limitations, or restrictions (the "**Designation**"), in addition to those provisions set forth in the Articles which are applicable to the Series D Preferred Stock:

Section 1. DESIGNATION OF SERIES; RANK. The of such series shall me designated as the "**Series D convertible Preferred Stock**" (the "**Preferred Stock**") and the number of shares constituting such series shall be One Million (1,000,000) shares.

Section 2. DEFINITIONS, LIMITATIONS AND RIGHTS.

For the purposes of this Designation, the following Definitions shall apply:

1. "Conversion Rate" shall mean One Hundred (100) shares of Common Stock for each for each one (1) Preferred Stock share converted, subject to adjustments for Recapitalizations.

2. "Rank" So long as any shares of Series C Preferred Stock are outstanding, the Board of Directors shall not designate other shares of preferred stock having dividend, liquidation, conversion rate, or other preferences superior or equal to the rights of holders of the Series D Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series D Preferred Stock shall be required for any change to the Corporation's Amended Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series D Preferred Stock.

3. "Holder" shall mean the person or entity in which the Preferred Stock is registered on the books of the Company, which shall initially be the person or entity which such Preferred Stock is issued to, and shall thereafter be permitted and legal assigns which the Company is notified of by the Holder and which the Holder has provided a valid legal opinion in connection therewith to the Company.

4. "Liquidation Preferences" In the event of a liquidation or winding up of the Corporation, holders of the Series D Preferred Stock shalt be entitled to receive the Stated Value per share of Series D Preferred Stock then outstanding in preference before any payment shall be made to the holders of the Series A Preferred stock or Common Stock but not before holders of Series C Stock of the Company.

5. "Par Value" shall mean .01 per share (as appropriately adjusted for any Recapitalizations affecting the par value of the Common Stock or Preferred Stock, as applicable).

6. "Recapitalization" shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

7. "Restricted Shares" means shares of the Company's Common Stock which are restricted from being transferred by the Holder thereof unless the transfer is affected in compliance with eh Securities act and applicable state securities laws (including investment suitability standards, which shares shall bear the following restrictive legend (or one substantially similar)):

   "The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The securities have been acquired for investment and my not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts."

8. "Securities Act" means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

9. "Dividends"

   a) The holders of outstanding shares of Series D Preferred Stock shall be entitled to receive Distributions payable on the Company's Common Stock, when, as and only if declared by the Board of Directors, as if the Preferred Stock has been fully Converted into shares of the Company's Common Stock on such Distribution Date, without regard to the Beneficial Ownership Limitation. Provided however, that in the event of a Distribution payable by the Company in shares of Common Stock either by way of a stock dividend, forward split or similar transaction (each a "Stock Dividend"), such Stock Dividend shall only result in a modification of the Conversion Rate, and not require the Holders be issued any shares of Common Stock or other property in connection with such Stock Dividend.

b) Whenever a Distribution shall be payable in property other than cash, the value of such Distribution shall be deemed to the fair market value of such property as determined in good faith by the Board of Directors.

c) Subject to the terms of this Certificate of Designations, and to the fullest extent permitted by the Nevada Revised Statutes, the Company shall be expressly permitted to redeem, repurchase or make distributions on the shares of its capital stock in all circumstances other than where doing so would cause the Company to be unable to pay its debts as they become due in the usual course of business.

10. "Conversion"

(a) Voluntary Conversion: Each share of Series D Convertible Preferred Stock shall be convertible at any time and from time to time after the Issuance Date at the option of the holder, in whole or in part. The holder shall affect conversions by delivering to the Corporation a Notice of Conversion, the form of which is attached hereto as Annex A (each, a "Notice of Conversion"), specifying therein the number of shares of Series D Preferred Stock to be converted and the date on which such conversion shall be affected (such date, the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the conversion date shall be the date that such Notice of Conversion is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of' guarantee or notarization) of any Notice of Conversion form be required. The holder and the Corporation shall maintain records showing the number of shares of Series D Convertible Preferred Stock so converted and the date of such conversion(s). The Corporation may not deliver any objection to any Notice of Conversion. In the event of any dispute or discrepancy, the records of the holder shalt be controlling and determinative in the absence of manifest error.

(b) Mechanics of Conversion:

(i) Delivery of Conversion Shares Upon Conversion: Not later than three (3) Trading Days after each Conversion Date (the "Share Delivery Date"), the Corporation shall deliver, or cause to be delivered, subject to review by the Company's transfer agent, to the holder a certificate representing the Conversion Shares. The certificate representing the number of Conversion Shares being acquired upon the conversion of shares of Series D Convertible Preferred Stock if issued prior to the six (6) month anniversary of the Issuance Date shalt bear a restrictive legend or if issued on or after the six (6) month anniversary of the Issuance Date, shall be free of restrictive legends and trading restrictions. On or after the six (6) month anniversary of the Issuance Date, the Corporation shall deliver any Conversion Shares required to be delivered by the Corporation hereunder electronically through the Depository Trust Company or another established clearing corporation performing similar functions. If such Conversion Shares are not delivered to or as directed by the applicable holder by the Share Delivery Date, the holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Corporation shall promptly return to the holder any original certificate representing shares of Series D Preferred Stock so delivered to the Corporation and the holder shall promptly return it the Corporation the Conversion Shares issued to such holder pursuant to the rescinded Notice of Conversion.

(ii) Obligation Absolute; Partial Liquidated Damages: The Corporation's obligations to issue and de liver the Conversion Shares upon conversion of shares of Series D Convertible Preferred Stock in accordance with the terms hereof are absolute and unconditional,

irrespective of any action or inaction by the holder to enforce the same, and waver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the holder or any other person of any obligation to the Corporation or any violation or alleged violation of law by the holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the holder in connection with the issuance of such Conversion Shares. In the event the holder of Series D Convertible Preferred Stock shall elect to convert any or all of the outstanding shares, the Corporation may not refuse conversion based on any claim that the holder or anyone associated or affiliated with the holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court on notice to holder, restraining and or enjoining conversion of all or part of such shares of Series D Convertible Preferred Stock shall have been sought and obtained. In the absence of such injunction the Corporation shall issue Conversion Shares or, if applicable, cash, upon properly noticed conversion. If the Corporation fails for any reason to deliver to the holder such Conversion Shares by the Share delivery date, the Corporation shall pay to the holder, in cash, as liquidated damages and not as a penalty, $1 for each share of Series D Convertible Preferred Stock for which the Corporation fails to deliver Conversion Shares for each Trading Day after such Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit the holder's right to pursue actual damages for the Corporations failure to deliver Conversion Shares within the period specified herein and the holder shall have the right to pursue all remedies available hereunder, at law of in equity including, without limitation, a decree of specific performance and/or injunctive relief.

(c) Reservation of Shares Issuable Upon Conversion: The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of the issuance upon conversion of the Series D Convertible Preferred stock, free from pre-emptive rights or any other actual contingent purchase rights of persons other than the holder (and the other holders of Series D Convertible Preferred stock), not less than such aggregate number of shares of the common stock as shall be issuable upon the conversion of the then outstanding shares of Series D Convertible Preferred Stock.

(d) Fractional Shares: No fractional shares shall be issued upon conversion of shares of Series D Convertible Preferred Stock. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(e) Transfer Taxes and Expenses: The issuance of Conversion Shares on conversion shall be made without charge to the holder hereof for any documentary stamp or similar taxes that may be payable in respect to the issue and delivery of such Conversion Shares. The Corporation shall pay all transfer agent fees and all other fees and costs required for same day processing of any Notice of Conversion.

(f) Adjustments for Subdivisions or Combinations of Commons Stock: In the event that the outstanding shares of Common Stock shall be subdivided (by stock split, or by payment of stock dividend or otherwise), into a greater number of shares of Common Stock, a corresponding subdivision of the Series D Convertible Preferred Stock shall take effect concurrently and the Conversion Rate of the Series D Convertible Preferred Stock will take effect immediately prior to

such a subdivision and shall, concurrently with the effectiveness of such subdivision, be promptly adjusted. In the event that the outstanding shares of Common Stock shall be combined (by reverse stock split, reclassification or otherwise) into a lesser number of shares of Common Stock, a corresponding combination of Series D Convertible Preferred Stock shall take effect concurrently and the Conversion Rate of the Series D Convertible Preferred Stock will take effect immediately prior to such a combination and shall, concurrently with the effectiveness of such combination, be promptly adjusted.

(g) Opinion of Counsel: In the event of a conversion of the Series D Convertible Preferred Stock by the holder prior to the six (6) month anniversary of the Issuance Date, the holder shall be entitled to use counsel of its choosing for the delivery of any and all opinions to the Corporation's transfer agent for the resale of the Conversion Shares and/or the removal of any restrictive legend in accordance with the provisions of the Securities Act of 1933, as amended, and the Corporation shall instruct its transfer agent to fully and timely cooperate with the holder's counsel as long as the Corporation reasonably believes all applicable rules and conditions have been satisfied. The holder shall be responsible for the fees and costs of its counsel.

11. "Redemption" The shares of Series D Convertible Preferred Stock are not redeemable by the Corporation, except in the event that the holder exercises its conversion rights, as outlined herein, for less than of the shares of Series D convertible Preferred Stock owned by the holder. In such an event, the Corporation shall have the right to redeem said remaining shares of Series D convertible Preferred Stock owned by the holder for the Stated Value of the said shares, to be paid in cash or cash equivalent.

12. Voting Rights The shares of Series D Convertible Preferred Stock shall have no voting rights except as may be specifically provided for in the NRS.

13. Fundamental Transaction In case the corporation shall at any time prior to the conversion of the shares of Series D Convertible Stock consolidate or merge with any other corporation or transfer all of substantially all of its assets to any other corporation, entity or individual preparatory to dissolution, and unless the definitive agreement for such transaction shall otherwise provide, then the Corporation shall, as a condition precedent to such transaction, cause effective provision to be made so that the holders of shares of the Series D Convertible Preferred Stock was convertible immediately prior to such transaction; and, in any such case, appropriate provisions of the designations, rights and preferences shall thereafter be applicable (as nearly as may be practicable) with respect to any shares, evidences of indebtedness, or other securities or assets thereafter deliverable upon conversion of the shares of Series D Convertible Preferred Stock.

David Stybr, CEO

ANNEX A

NOTICE OF CONVERSION

The undersigned holder elects to convert ____________ shares of Series D Convertible Preferred Stock of NuGene International, Inc, a Nevada Corporation (the "Company"), into shares of common stock (the "Common Stock") of the Company according to the designations, rights and preferences of the Series D Convertible Preferred Stock as follows:

Date of Conversion	____________
No. of Shares of Series C Convertible Preferred Stock being Converted	____________
Conversion Rate	____________
No. of Shares of Common Stock Being Issued	____________
Name of Holder	____________
Signature of Holder	____________
DWAC Instructions	____________

Broker No. ______________________________

Account No. ______________________________